Exhibit 99.1

Body Central Corp. Announces
$18 million Private Placement of
Subordinated Secured Convertible Notes

JACKSONVILLE, Fla., June 30, 2014 (GLOBE NEWSWIRE) — Body Central Corp. (Nasdaq: BODY), today announced that it has completed the previously announced review of financing, transactional and strategic alternatives with the closing of a private placement of $18.0 million in principal amount of its 7.5% subordinated secured convertible notes (the “notes”).  Interest on the notes will accrue at 7.5% per annum and each quarterly interest payment will be paid in kind by increasing the principal amount due under the notes unless the Company exercises its option to pay cash interest at a rate of 6.75% per annum.  The notes are convertible into shares of the Company’s common stock at any time at the option of the holder thereof at a conversion price of $0.35, subject to certain adjustments.  All amounts will be due and payable in cash on the third anniversary of the issue date, unless earlier converted.  In addition, the Company issued new series of its preferred stock, with nominal value, to the holders of the notes granting the power to vote the shares of common stock underlying the notes as if the notes were converted in full.  The terms of the preferred stock will grant three of the investors the ability to each elect one director to the Company’s board of directors.  The Company plans to seek stockholder approval within 90 days for a reverse stock split.

Under the Nasdaq Marketplace Rules, the Company was required to obtain stockholder approval for the issuance of the notes prior to closing.  However, in order to preserve the financial viability of the Company, it was necessary to consummate the transaction before stockholder approval could be obtained.  The Company acknowledges the failure to comply with Marketplace Rules 5635(b) and (d), and has determined to voluntarily delist from the Nasdaq Stock Market.

Houlihan Lokey Capital Inc. acted as the financial advisor to the Company in connection with the private placement transaction.

The securities issued and issuable in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Body Central

Founded in 1972, Body Central Corp. is a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of June 27, 2014, the Company operated 275 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodycentral.com. The Company targets women in their late teens to mid-thirties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick Lingerie® labels.

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) expectations regarding our ability to continue as a going concern; (2) our ability to generate sufficient cash flows to support operations; (3) our ability to identify and respond to changing fashion trends, customer preferences and other related factors; (4) the dislocation of customers that may occur as a result of strategic changes to marketing or merchandise selections; (5) our ability to successfully execute marketing initiatives to drive core customers into our stores and to our website; (6) our ability to execute successfully our growth strategy; (7) changes in consumer spending and general economic conditions; (8) changes in Federal and state tax policy on our customers; (9) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (10) our stores achieving sales and operating levels consistent with our expectations; (11) our ability to successfully execute our direct business segment initiatives (12) our dependence on a strong brand image; (13) the ability of our information technology systems to support our business; (14) our ability to successfully integrate new information technology systems to support our business; (15) our dependence upon key executive management or our inability to hire or retain additional personnel; (16) changes in payment terms, including reduced credit limits and/or requirements to provide advance payments to our vendors;(17) disruptions in our supply chain and distribution facility; (18) disruptions in our operations due to the transition to our new distribution center and corporate office; (19) our reliance upon independent third-party transportation providers for all of our product shipments; (20) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (21) the seasonality of our business; (22) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (23) the impact of governmental laws and regulations and the outcomes of legal proceedings; (24) restrictions imposed by lease obligations on our current and future operations; (25) our maintaining effective internal controls; and (26) our ability to protect our trademarks or other intellectual property rights.

CONTACT:                               Thomas W. Stoltz
Chief Operating Officer and Chief Financial Officer
904-207-6720
tstoltz@bodyc.com